Exhibit 107
CALCULATION OF FILING FEE TABLES
FORM S-1
(Form Type)
VOYAGER TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Class A common stock, par value $0.0001 per share	457(o)	$100,000,000	$153.10 per $1,000,000	$15,310
Fees Previously Paid
	Total Offering Amounts				$100,000,000
	Total Fees Previously Paid				$0
	Total Fee Offsets				$0
	Net Fee Due				$15,310
(1)Includes the aggregate offering price of additional shares that the underwriters have the option to purchase.
(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.